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                              Projectavision, Inc.
                           Two Penn Plaza, Suite 640
                            New York, New York 10121







                                                                  April 30, 1998


Vidikron Industries, S.p.A.
Via Dei Guasti, 29
20020 Misuito (Milano), Italy

      Re: Agreement of Purchase and Sale of Assets dated January 20th, 1998 by and between Projectavision, Inc. ("Projectavision") and Vidikron Industries, S.p.A ("Vidikron")
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Gentlemen:

         Reference is hereby made to the above-referenced Asset Purchase Agreement. Inasmuch as it is the intention of Vidikron and Projectavision to proceed with the transaction contemplated by the Asset Purchase Agreement, by execution and delivery of this letter, each of Projectavision and Vidikron reaffirm their intention to effect the transaction contemplated by the Asset Purchase Agreement, subject to amending the Asset Purchase Agreement as hereinbelow set forth.

         Specifically, the parties hereto agree that the Asset Purchase Agreement shall be amended as follows:

         1. The second sentence of Section 3(a) shall be deleted in its entirety and replaced with the following:

            "Notwithstanding the foregoing, in the event that all of the conditions set forth in Section 14 below have been satisfied or waived, except for Purchaser's delivery obligation pursuant to
            Section 5(a)(i), Purchaser shall have the right to extend the Closing Date to July 31, 1998 (subject to further extension as set forth in the immediately following sentence) by paying to directly to the Company, by certified or cashiers bank check or wire transfer, (i) Three Hundred Thousand Dollars ($300,000) on or before May 11, 1998, (ii) Two Hundred and Fifty Thousand Dollars ($250,000) on or before May 26, 1998, (iii) Two Hundred and Fifty Thousand Dollars ($250,000) on or before June 11, 1998, and (iv) Two Hundred Thousand Dollars ($200,000) on or before June 26, 1998 (all such sums, in the aggregate, are sometimes hereinafter referred to as the "Third Prepayment"); provided; however; that the Company agrees that the holdback previously contemplated under this Section 3(a) in conjunction with Section 15(a) below will be accommodated by the parties in a manner to be mutually agreed upon and so as to maintain the overall economics of the transaction. Notwithstanding anything set forth herein to the contrary, Purchaser shall have the right, provided that Purchaser is otherwise in compliance with the provisions of this Section 3(a), to extend the Closing Date to September 30, 1998, solely in the event that it is required to do so because the Company needs additional time to obtain the stockholder approvals necessary in order to effect the transaction contemplated by the Asset Purchase Agreement."


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         2. Section 19 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the revised Section 19 a copy of which (marked to show changes) is annexed hereto.

         Except as expressly set forth in this letter and the annex hereto, all of the terms and conditions set forth in the Asset Purchase Agreement shall remain in full force and effect.

         In the event that the foregoing accurately reflects our agreement to effect the transaction contemplated by and amend the Asset Purchase Agreement as hereinabove set forth, please acknowledge such by counter-executing the copy of this letter where indicated below.

                                       Very truly yours,

                                       PROJECTAVISION, INC.


                                       By: _____________________________________
                                           Martin J. Holleran
                                           President and Chief Executive Officer

Agreed to and Accepted by:

VIDIKRON INDUSTRIES, S.p.A


By:_______________________
   Flavio Peralda
   President

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Accounts Payable with a vendor or supplier for less than the amount set forth on
Schedule 1(b).1, any such remaining amount of the Trade Payables Deposit shall be the sole and exclusive property of the Purchaser. All interest earned with respect to the Trade Payables Deposit shall be the property of the Purchaser and Purchaser shall be responsible for all taxes in connection therewith.

         19. Earn-Out. The Purchaser shall, pursuant to an agreement to be entered into with the Escrow Agent (the "Earn Out Escrow Agreement") deposit the Earn Out Deposit upon the Closing into a segregated interest bearing escrow account (the "Earn Out Escrow Account") to be held by the Escrow Agent for twelve (12) months subsequent to the Closing Date (the "Escrow Term") in accordance with the provisions of Section 16(b)(iv) above and the provisions hereinbelow set forth. In the event that the Purchaser sells during the period commencing May 1, 1998 and terminating twelve (12) months after the Closing (the "Earn Out Selling Period") Fourteen Hundred (1,400) "Qualifying Units" (as that term is hereinafter defined), the Company will be entitled to the entire Earn Out Deposit. As used herein, a sale by the Purchaser during the Escrow Selling Period after the Closing, or a sale by the Company during the Escrow Selling Period prior to the Closing, of one (1) of the Company's "Helios" projectors, one (1) of its "Kronos" projectors or two (2) of its "CRT" projectors at prices and upon such terms and conditions to be mutually agreed upon by the Purchaser and the Company from time to time, shall be deemed to be a sale of a Qualifying Unit. At such time as the Purchaser has effected the sale during the Escrow Selling Period of 100 Qualifying Units subsequent to the Closing in the manner described herein, the Company shall be entitled to receive One Million ($1,000,000) Dollars from the Earn Out Escrow Account. Thereafter, the Company shall be entitled to receive a pro rata share of the remaining balance of the Earn Out Deposit for each Qualifying Unit sold during the Escrow Selling Period up to the sale of an additional 1,300 Qualifying Units; provided, however, that the parties agree that any sale by the


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Company of a Qualifying Unit during the Earn Out Selling Period and prior to the
Closing shall be deemed to be the last Qualifying Units sold during the Escrow Selling Period. Purchaser shall cause the Escrow Agent to pay to the Company the requisite portion of the Earn Out Deposit from the Earn Out Escrow Account with respect to the remaining 1,300 Qualifying Units at such time and from time to time as the Company is entitled to receive at least $200,000 with respect to such sales of Qualifying Units in accordance with the provisions of this Section 19; provided, however, that in the event that Purchaser and the Company enter into certain agreements mutually acceptable to Purchaser and the Company with Mr. Giovanni Cozzi and James Wellnitz pursuant to which the Company is obligated to make certain payments Messrs. Cozzi and Wellnitz, the first such $200,000 payment due and owing to the Company with respect to the remaining 1,300 Qualifying Units in accordance with the terms and conditions of this Section 19 shall be reduced by up to $150,000 as consideration for any payments made by Purchaser on the Company's behalf to Messrs. Cozzi and Wellnitz pursuant to the aforementioned agreements entered into by the Purchaser and the Company with each of them on or prior to the Closing Date (i.e., by way of example, in the event that this proviso is applicable, and in the event that the first payment that the Company would be entitled to receive with respect to the remaining
1,300 Qualifying Units pursuant of this Section 19 would be $210,000, the Company will receive instead $60,000, but will be deemed to have received, for the purposes of this Section 19, $210,000). The Purchaser shall cause any payment required to the made to the Company pursuant to the terms and conditions of this Section 19 to be made promptly subsequent to the Company achieving the requisite sales of Qualifying Units. It is agreed and understood that the Earn Out provisions of this Section 19 are subject to sufficient capital being available to effect the sale in a timely manner of Units for which the Company has actually received orders; it being agreed and understood that in the event that there is insufficent capital to effect sales of Units for which the Company has actually received orders, the parties will, in good faith, resolve to modify the provisions of this Section 19 as appropriate. In the event that the parties are unable to agree upon a resolution with respect to the foregoing, the matter shall be resolved in accordance with the provisions of Section 21(h) below. The Earn Out Escrow Account shall automatically terminate and be liquidated on the expiration of the Escrow Term. All interest earned on the Earn Out Deposit and any amount of the Earn Out Deposit remaining upon the termination and liquidation of the Earn Out Escrow Account, including all interest with respect thereto, shall be the sole and exclusive property of the Purchaser and the Company shall have no rights of any nature whatsoever with respect thereto. Accordingly, the Purchaser shall be responsible for all taxes payable in connection with the interest earned on the Earn Out Deposit.


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